Ford F-Series, Vans Combine for Best Sales Since 2005, F-Series Sales Increase for 16th Consecutive Month, Ford SUVs Climb 21 Percent; Lincoln Navigator Up 102 Percent

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AUGUST 2018 SALES

	Total Vehicle	Retail	Fleet	Truck	SUV	Car
U.S. Sales	**218,504**	**165,794**	**52,710**	**102,173**	**78,809**	**37,522**
Versus August 2017	4.1%	1.1%	15.0%	5.7%	20.1%	-21.3%

HIGHLIGHTS

- **Ford Motor Company's August U.S. sales** totaled 218,504 vehicles – an increase of 4.1 percent overall and 1.1 percent at retail
- **Fleet sales of 52,710 vehicles climbed** 15.0 percent, with commercial fleet turning in a strong 20 percent gain
- **Ford's overall average transaction pricing expanded $1,400 in August,** growing at twice the rate of the overall industry average
- **Ford is America's top seller of trucks, SUVs and vans combined,** with these vehicles totaling 174,443 sales last month – a gain of 11.4 percent; this year, Ford brand pickups, vans and SUVs posted sales of 1,300,400 vehicles – up 3.5 percent
- **Ford F-Series marked its 16th consecutive month of year-over-year gains,** on sales of 81,839 pickups, making it the best August F-Series month since 2005
- **Ford brand SUVs post a 21 percent increase last month,** on sales of 72,270 vehicles
- **Both Ford Expedition and Ford Explorer turned in big months;** Expedition was up 94.6 percent, while Explorer gained 19.2 percent
- **Sales of Ford Mustang climbed 35.3 percent for August,** with total sales of 7,487 cars
- **As one of the hottest vehicles in America,** all-new Lincoln Navigator continues its dash off dealer lots, with sales up 101.6 percent in August

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About Ford Motor Company

Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 201,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"F-Series completed 16 straight months of sales gains, while Ford Brand SUVs were up 21 percent in August. With greater production output and stronger stock positions, our two newest products had a terrific August. Sales of our all-new Expedition were up a strong 95 percent. Right now, the hottest vehicle in America is our all-new Lincoln Navigator, which saw sales expand by more than 100 percent in August." – *Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service*

WINNING PORTFOLIO



Ford pickup trucks

Consistent growth for America's best-selling vehicle continues; on total sales of 81,839 pickups, F-Series hits 16 straight months of gains. High trim series Super Duty made up more than half of Super Duty retail sales, with record Super Duty pricing of $58,700 per truck.



Ford SUVs

Ford SUVs turned in double-digit gains last month. Expedition was up 94.6 percent, with high series SUVs driving a $13,100 increase in transaction prices. Explorer had its best August in 14 years, on total sales of 21,599 vehicles. Both vehicles along with the all-new EcoSport are big growth drivers.



Ford Performance

Mustang continues to bolster its leadership position as America's best-selling sports car. Mustang saw sales of 7,487 cars in August, a 35.3 percent gain over a year ago. Mustang has built more than 10 million cars over the last 54 years.



Ford commercial vans

As the world's best-selling cargo van and America's No. 1-selling van, Transit turned in a 25.1 percent increase in August, with 12,725 vehicles sold. Business confidence remains strong, providing continued strong support for Transit sales.



Lincoln

Lincoln Navigator continues its move up the sales charts, posting a 101.6 percent gain in August versus a year ago. California continues to be one of the biggest growth markets, with retail sales up 230 percent in August. Transaction prices were up $29,900 last month, totaling $84,000 per SUV.

A U G U S T 2 0 1 8 I N V E N T O R Y / F L E E T R E S U LT S )25'02725&203$1< AUGUST 2018 August 2018 August CYTD Fleet Percent of Percent of YOY Change YOY Change Segment Total Sales Total Sales Rental 2.4% 0.3 points 12.1% (0.1) points Commercial 14.8% 2.0 points 13.0% 1.0 points Government 6.9% (0.0) points 6.0% (0.3) points Total Fleet 24.1% 2.3 points 31.2% 0.6 points August 2018 July 2018 August 2017 Gross Stock Units at Units at Units at Days' Supply Days' Supply Days' Supply (incl. in-transit) Month-End Month-End Month-End Cars 118,819 85 130,733 90 150,338 85 SUVs 214,430 73 209,155 72 183,080 75 Trucks 272,602 72 265,247 71 297,412 83 Total 605,851 75 605,135 75 630,830 81 August 2018 July 2018 August 2017 Dealer Stock Units at Units at Units at Days' Supply Days' Supply Days' Supply (on ground) Month-End Month-End Month-End Cars 99,558 72 112,093 77 125,340 71 SUVs 174,216 60 182,091 62 148,671 61 Trucks 210,134 56 211,761 57 244,166 68 Total 483,908 60 505,945 63 518,177 67 C O N TA C T Erich Merkle 313.806.4562 emerkle2@ford.com